   Exhibit 99.1

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES FINAL RESULTS
FOR FOURTH QUARTER AND YEAR-END

ST. PAUL, March 17, 2003 – MEDTOX Scientific, Inc. (AMEX-TOX), announced today final fourth-quarter and year-end results for the periods ending December 31, 2002, based on completion of its year-end audit.

The only change from the Company’s March 6, 2003, unaudited earnings release was a $633,000 non-cash income tax expense in the fourth quarter of 2002. This change resulted from refinements in the Company’s tax strategy for utilizing future net operating loss carryforwards and related year-end computations of taxable income and deferred taxes. The fourth quarter adjustment reduced the total amount of income tax benefit recorded for the year to $10.2 million compared to the $10.8 million recorded in the third quarter of 2002, and reported in the Company’s March 6, 2003, release of unaudited 2002 results.

As a result of the fourth quarter tax expense, the Company recorded a net loss of $1.1 million, or ($0.22) per diluted share, compared to net income of $0.3 million, or $0.06 per diluted share, for the comparable period last year. For the year ending December 31, 2002, net earnings were $11.7 million, or $2.34 per diluted share, compared to $2.5 million, or $0.54 per diluted share, last year.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified on page three of the Company’s 2001 annual report on Form 10-K and incorporated herein by reference.

MEDTOX SCIENTIFIC, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands except per share amounts)

	Three Months Ended December 31, (unaudited)		Twelve Months Ended December 31,
	2002	2001	2002	2001

REVENUES:
Laboratory services	$9,234	$9,249	$39,673	$37,990
Product sales	2,889	3,087	12,351	11,094

	12,123	12,336	52,024	49,084

COST OF REVENUES:
Cost of services	6,608	6,197	26,792	25,878
Cost of sales	1,145	880	4,684	3,759

	7,753	7,077	31,476	29,637

GROSS PROFIT	4,370	5,259	20,548	19,447

OPERATING EXPENSES:
Selling, general and administrative	4,165	4,258	16,317	14,436
Research and development	312	336	1,217	1,292

	4,477	4,594	17,534	15,728

INCOME (LOSS) FROM OPERATIONS	(107)	665	3,014	3,719

OTHER INCOME (EXPENSE):
Interest expense, net	(319)	(332)	(1,344)	(1,123)
Other expense, net	(17)	(23)	(83)	(98)

	(336)	(355)	(1,427)	(1,221)

INCOME (LOSS) BEFORE INCOME TAX BENEFIT	(443)	310	1,587	2,498

INCOME TAX BENEFIT (EXPENSE)	(633)	--	10,150	--

NET INCOME (LOSS)	$(1,076)	$310	$11,737	$2,498

BASIC EARNINGS (LOSS) PER COMMON
SHARE (1)	$(0.22)	$0.07	$2.45	$0.57

DILUTED EARNINGS (LOSS) PER COMMON
SHARE (1)	$(0.22)	$0.06	$2.34	$0.54

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic (1)	4,811,340	4,642,516	4,798,098	4,401,950
Diluted (1)	4,811,340	5,030,657	5,011,330	4,614,151
(1) Share and per share amounts for the three and twelve-month periods ended December 31, 2001 have been restated for ten percent stock dividends. 2